As filed with the Securities and Exchange Commission on December 6, 2017
Registration No. 333-220940

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________________
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)
__________________________________________

Maryland	46-1854011
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4890 West Kennedy Blvd., Suite 650 Tampa, FL 33609	(813) 287-0101
(Address of Principal Executive Offices; Zip Code)	(Registrant’s Telephone Number)
John E. Carter
Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)
___________________________________________
Copies to:
Lisa Drummond
Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
Tel: (813) 287-0101
Fax: (813) 287-0397
Heath D. Linsky, Esq.
Lauren Burnham Prevost, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
___________________________________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒ (Do not check if a smaller reporting company)

Smaller reporting company	☐	Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A, Class I, Class T and Class T2 Common Stock, $0.01 par value per share	10,893,246	$9.18	$100,000,000	$12,450 (2)

(1)
The purchase prices per share will be $9.18 per Class A share, $9.18 per Class I share, $9.18 per Class T share and $9.18 per Class T2 share, which are equal to the most recent estimated per share net asset value of each of our Class A shares, Class I shares and Class T shares, or Estimated Per Share NAV, as approved by our board of directors on September 28, 2017. In the event we update our Estimated Per Share NAV, we expect to update the prices per share accordingly.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

Carter Validus Mission Critical REIT II, Inc.
Fourth Amended and Restated Distribution Reinvestment Plan
10,893,246 Class A Shares, Class I Shares, Class T Shares and Class T2 Shares
Carter Validus Mission Critical REIT II, Inc. is a Maryland corporation that qualifies and has elected to be taxed as a real estate investment trust, or REIT. We invest primarily in quality income-producing commercial real estate, with a focus on the data center and healthcare property sectors, leased to long-term creditworthy tenants, as well as making other real estate investments that relate to such property types.
We have established a fourth amended and restated distribution reinvestment plan, or DRIP, designed to provide existing holders of shares of our common stock with a convenient method to designate the cash distributions paid in connection with their shares for reinvestment in additional shares of the same class of our common stock through the DRIP. Some of the significant features of the DRIP are as follows:

•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting their cash distributions in shares of the same class under the DRIP.

•	Participants in the DRIP generally are required to have the full amount of the cash distributions paid in connection with their shares reinvested in shares of the same class through the DRIP.

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The purchase prices per share under our DRIP will be $9.18 per Class A share, $9.18 per Class I share, $9.18 per Class T share and $9.18 per Class T2 share, which are equal to our most recent Estimated Per Share NAV of each of our Class A shares of common stock, Class I shares of common stock and Class T shares of common stock approved by our board of directors on September 28, 2017. In the event we update our Estimated Per Share NAV, we expect to adjust the prices per share accordingly. No selling commissions, dealer manager fees or distribution and servicing fees will be paid on shares sold under the DRIP.

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Eligible participants may participate in the DRIP by completing and executing a distribution change form. Forms may be obtained at any time by calling our Investor Relations Department at (888) 292-3178 or by writing to them at P.O. Box 219312, Kansas City, Missouri, 64121-9312. If you are already enrolled in the DRIP, no action is required.

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Participants may terminate participation in the DRIP at any time without penalty by delivering written notice to us. To be effective for any distribution, such notice must be received by the administrator of the DRIP at least 10 days prior to the last day of the distribution period to which it relates.

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We will offer shares pursuant to the DRIP until we sell all 10,893,246 shares in this offering; provided, however, that our board of directors may amend or terminate the DRIP for any reason, other than an amendment to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP, by providing 10 days’ notice to participants in the plan.

•	Cash distributions are still taxable even though they will be reinvested in shares pursuant to the DRIP.

•	There is no public trading market for the shares, and there can be no assurance that a market will develop in the future.

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You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision.

The Offering:

	Number of Shares Being Offered	Offering Price Per Share (1)	Maximum Proceeds (Before Expenses)
Class A, Class I, Class T and Class T2 Common Stock, $0.01 par value per share	10,893,246	$9.18	$100,000,000

(1)
The purchase prices per share will be $9.18 per Class A share, $9.18 per Class I share, $9.18 per Class T share and $9.18 per Class T2 share, which are equal to the most recent Estimated Per Share NAV approved by our board of directors on September 28, 2017. In the event we update our Estimated Per Share NAV, we expect to update the prices per share accordingly.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.
Carter Validus Mission Critical REIT II, Inc. is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.
The date of this prospectus is December 6, 2017

SUITABILITY STANDARDS
We have established minimum suitability standards for investors interested in purchasing shares of our common stock. These minimum suitability standards require that a purchaser of shares has, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	an annual gross income of at least $70,000 and a minimum net worth of at least $70,000.
Certain states have established suitability requirements in addition to the minimum standards described above. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below:
Alabama.    In addition to the general suitability standards listed above, Alabama investors must represent that they have a liquid net worth of at least 10 times the amount in the program and its affiliates.
Iowa.    In addition to the general suitability standards listed above, an Iowa investor must have either (a) a minimum net worth of $300,000 (exclusive of home, auto and furnishings) or (b) a minimum annual income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, Iowa recommends that an investor’s total investment in this Offering or any of its affiliates and any other non-exchange traded REIT, not exceed 10% of the Iowa resident’s liquid net worth. “Liquid net worth” for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities.
Kansas.    It is recommended by the office of the securities commissioner of Kansas that investors limit their aggregate investment in our securities and the securities of other non-traded real estate investment trusts to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.
Kentucky.    In addition to the general suitability standards listed above, no Kentucky resident can invest, in aggregate, more than 10% of their liquid net worth (cash, cash equivalents and readily marketable securities) in us or our affiliates' non-publicly traded real estate investment trusts.
Maine.    It is recommended by the Maine Office of Securities that an investor’s aggregate investment in this Offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash-equivalents, and readily marketable securities.
Massachusetts.    In addition to the general suitability standards listed above, Massachusetts investors may not invest more than 10% of their liquid net worth in us or in other illiquid direct participation programs.
Missouri.    In addition to the general suitability requirements listed above, no more than ten percent (10%) of any investor’s liquid net worth shall be invested in the securities registered by the Issuer for this Offering with the Securities Division.
Nebraska.   In addition to the general suitability standards listed above, Nebraska investors must limit their aggregate investment in us and in the securities of other non-publicly traded real estate investment trusts to 10% of such investor’s net worth. Accredited investors in Nebraska, as defined in 17 C.F.R. § 230.501, are not subject to this limitation.
New Jersey.    In addition to the suitability standards listed above, a New Jersey investor’s investment in us, shares of our affiliates, non-publicly traded real estate investment trusts and non-publicly traded direct participation programs (excluding unregistered, federally and state exempt private offerings) may not exceed 10% of his or her liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.
New Mexico.    In addition to the general suitability standards listed above, a New Mexico investor may not invest more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment programs.
North Dakota.    North Dakota investors must represent that, in addition to the stated net income and net worth standards, they have a net worth of at least ten times their investment in us.
Ohio.    It shall be unsuitable for an Ohio investor’s aggregate investment in shares of the issuer, affiliates of the issuer, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Oregon.    In addition to the general suitability standards listed above, an Oregon investor’s maximum investment in us and our affiliates may not exceed 10% of their liquid net worth.

Pennsylvania.    In addition to the general suitability standards listed above, a Pennsylvania investor may not invest more than 10% of their net worth (exclusive of home, furnishings and automobiles) in us.
Tennessee.    In addition to the general suitability standards listed above, Tennessee residents must have a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or a minimum net worth of $500,000 exclusive of home, home furnishings and automobiles. In addition, Tennessee residents’ investment in us must not exceed ten percent (10%) of their liquid net worth.
In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan or pension or profit-sharing plan), these minimum suitability standards must be satisfied by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase our common stock if the donor or the grantor is the fiduciary. Prospective investors with investment discretion over the assets of an IRA, employee benefit plan or other retirement plan or arrangement that is covered by the Employee Retirement Income Security Act of 1974, or ERISA, as amended, or Section 4975 of the Internal Revenue Code are required to consult their own legal and tax advisors on these matters.
In the case of gifts to minors, the minimum suitability standards must be met by the custodian of the account or by the donor.
Our sponsor and each person selling shares on our behalf, including participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering, are responsible for determining if investors meet the minimum suitability standards for investing in our common stock. In making this determination, our sponsor and dealer manager will reasonably rely on the participating broker-dealers and information provided by investors. In addition to the minimum suitability standards described above, our sponsor, or dealer manager and any participating broker-dealers, as our agents are required to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor.
In making this determination, our sponsor or dealer manager and any participating broker-dealers, as our agents will, based on a review of the information provided by you, including your age, investment objectives, income, net worth, financial situation and other investments held by you, consider whether you:

•	meet the minimum income and net worth standards established in your state;

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our common stock;

•	the restrictions on transferability of our common stock;

•	the background and qualifications of our advisor; and

•	the tax consequences and ERISA implications of an investment in our common stock.
Such persons must maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

Restrictions Imposed by the USA PATRIOT Act and Related Acts
In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act) and related acts, the shares offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is acting, directly or indirectly:

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in contravention of any U.S. or international laws and regulations, including without limitation any anti-money laundering or anti-terrorist financing sanction, regulation, or law promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (OFAC) or any other U.S. governmental entity (such sanctions, regulations and laws, together with any supplement or amendment thereto, are referred to herein as the U.S. Sanctions Laws), such that the offer, sale or delivery, directly or indirectly, would contravene such U.S. Sanctions Laws; or

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on behalf of terrorists or terrorist organizations, including those persons or entities that are included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, as such list may be amended from time to time, or any other lists of similar import as to any non-U.S. country, individual or entity.

Prospectus Summary
Carter Validus Mission Critical REIT II, Inc.
We are a Maryland corporation incorporated on January 11, 2013 that qualified, and elected to be treated, as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014. Among other requirements, REITs generally are required to distribute at least 90% of their annual REIT taxable income. Our investment objectives are to:

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acquire well-maintained and strategically-located, quality, mission critical commercial real estate properties in high-growth sectors of the U.S. economy, including the data center and healthcare sectors, which provide current cash flow from operations;

•	pay regular cash distributions to stockholders;

•	preserve, protect and return capital contributions to stockholders;

•	realize appreciated growth in the value of our investments upon the sale of such investments in whole or part; and

•	be prudent, patient and deliberate with respect to the purchase and sale of our investments considering current and future real estate markets.
We primarily acquire quality income-producing commercial real estate with a focus on data centers and healthcare properties, preferably with long-term leases to creditworthy tenants. In the current market environment, we believe it is possible to buy quality commercial real estate at prices that we expect will provide stable, recurring income, with a potential for long-term appreciation. If attractive investment opportunities arise, we also may purchase other types of commercial real estate. Other real estate investments may include equity or debt interests, including securities, in other real estate entities; provided that we do not intend for such investments to constitute a significant portion of our assets. We intend to continue to primarily acquire assets located in the United States, however, we may also acquire assets located outside the United States.We may also invest in real estate-related debt and securities that meet our investment strategy and return criteria. We expect the size of individual properties that we purchase to vary significantly, but we expect most of the properties we acquire are likely to have a purchase price between $5 million and $200 million.
Our executive offices are located at 4890 West Kennedy Blvd., Suite 650, Tampa, Florida 33609. Our telephone number is (813) 287-0101, our fax number is (813) 287-0397 and the telephone number for our investor relations department is (888) 292-3178. Additional information about us and our affiliates may be obtained at www.cvmissioncriticalreit2.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.
We commenced our initial public offering of $2,350,000,000 of shares of our common stock (the “Initial Offering”), consisting of up to $2,250,000,000 of shares in our primary offering and up to $100,000,000 of shares pursuant to our distribution reinvestment plan, on May 29, 2014. We ceased offering shares in our Initial Offering on November 24, 2017. We are currently offering shares of Class A common stock, shares of Class I common stock, and shares of Class T common stock, in any combination with a dollar value with a maximum amount of $1,000,000,000 pursuant to a registration statement on Form S-11 (SEC Registration No. 333-217579), as amended or supplemented from time to time (the "Follow-On Offering", and together with the Initial Offering and DRIP, the "Offerings"). We intend to offer Class T2 shares of common stock in the Follow-On Offering following SEC effectiveness of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-217579).
As of December 4, 2017, we had accepted investors’ subscriptions for and issued approximately 83,095,000 shares of Class A common stock, 6,364,000 shares of Class I common stock and 36,012,000 shares of Class T common stock in the Offerings, resulting in receipt of gross proceeds of approximately $822,957,000, $58,129,000 and $345,935,000, respectively, for total gross proceeds raised of $1,227,021,000.
As of December 6, 2017, we owned 67 properties comprising 4.9 million rentable square feet of single-tenant and multi-tenant commercial space located in 36 metropolitan statistical areas and one micropolitan statistical area. As of December 6, 2017, the rentable space at these properties was 97% leased.
Our Board of Directors
We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We have five directors, three of whom are independent of us, our advisor and our sponsor. Each of our directors was recommended because of his qualifications and significant experience in the real estate industry. Each of our executive officers and two of our board members are affiliated with our advisor and its affiliates. Our charter requires, subject to limited exceptions, that a majority of our directors be independent of us, our sponsor, our advisor and all of our or their affiliates, and provides that our independent directors are responsible for reviewing the performance of our advisor and must approve certain other matters as set forth in our charter. Our directors will be elected annually by our stockholders. Although we have executive officers who manage our operations, we do not have any paid employees.
Our Advisor
Carter Validus Advisors II, LLC, a Delaware limited liability company formed on January 10, 2013, is our external advisor and is responsible for managing our affairs on a day-to-day basis. The agreement with our advisor is for a one-year term and is reconsidered on an annual basis by our board of directors.
Our Operating Partnership
Substantially all of our business is conducted through our operating partnership, Carter Validus Operating Partnership II, LP, a Delaware limited partnership formed on January 10, 2013. We are the sole general partner of Carter Validus Operating Partnership II, LP, and our advisor is its special limited partner.
Our Property Manager
Our property manager is Carter Validus Real Estate Management Services II, LLC, a Delaware limited liability company formed on January 11, 2013. Our property manager, which is wholly-owned by our sponsor and is an affiliate of our advisor, provides services to us in connection with the rental, leasing, operation and management of our properties.
Our REIT Status
We qualified and elected to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2014. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute currently to our stockholders. Under the Internal Revenue Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it generally distribute at least 90% of its annual REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gain, to its stockholders. If we fail to qualify for taxation as a REIT in any year, and the statutory relief provisions of the Internal Revenue Code do not apply, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT, we may still be subject to state and local taxes on our income and property, U.S. federal income and excise taxes on our undistributed income and other U.S. taxes.
Terms of the Offering
We currently are offering up to 10,893,246 shares in any combination of Class A shares, Class I shares, Class T shares and Class T2 shares to our existing stockholders pursuant to the DRIP. The purchase prices per share under the DRIP will be $9.18 per Class A share, $9.18 per Class I share, $9.18 per Class T share and $9.18 per Class T2 share, which are equal to our most recent Estimated Per Share NAV approved by our board of directors on September 28, 2017. In the event we update our Estimated Per Share NAV, we expect to adjust the prices per share accordingly. No selling commissions, dealer manager fees or distribution and servicing fees will be paid on shares issued under the DRIP.
We will offer shares pursuant to the DRIP until we sell all 10,893,246 shares in any combination of Class A shares, Class I shares, Class T shares and Class T2 shares in this offering; provided, however, that our board of directors may amend or terminate the DRIP for any reason, other than an amendment to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP or to revoke a participant’s right to terminate or modify participation in the DRIP, by providing 10 days’ notice to participants in the plan. This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.
Class T2 Share and Class T Share Distribution and Servicing Fee
In connection with each Class T2 share sold in our Follow-On Offering only, we will pay our dealer manager a distribution and servicing fee equal to 1/365th of up to 1.0% of the most recent estimated NAV per Class T share (until such time that we determine an NAV per Class T2 share) on a continuous basis. We will cease paying the distribution and servicing fee with respect to a Class T2 share sold in the Follow-On Offering at the earliest to occur of the following: (i) a listing of the Class T2 shares on a national securities exchange; (ii) following the completion of the Follow-On Offering, total underwriting compensation in the Follow-On Offering equaling 10% of the gross proceeds from the Follow-On Offering; (iii) there are no longer any Class T2 shares outstanding; (iv) the end of the month in which our transfer agent, on our behalf, determines that total underwriting compensation, including selling commissions, dealer manager fees, the Class T2 distribution and servicing fee and other elements of underwriting compensation with respect to such Class T2 share, would be in excess of 8.5% of the total gross investment amount at the time of purchase of such Class T2 share; (v) the end of the month in which our transfer agent, on our behalf, determines that the Class T2 distribution and servicing fee with respect to such Class T2 share would be in excess of 3.0% of the total gross investment amount at the time of purchase of such Class T2 share; (vi) the date on which such Class T2 share is repurchased by us; and (vii) the date on which the holder of such Class T2 share or its agent notifies us or our agent that he or she is represented by a new participating broker-dealer; provided that we will continue paying the Class T2 distribution and servicing fee, which shall be re-allowed to the new participating broker-dealer, if the new participating broker-dealer enters into a participating broker-dealer agreement with our dealer manager or otherwise agrees to provide the services set forth in the dealer manager agreement.
At the time we cease paying the distribution and servicing fee with respect to a Class T2 share pursuant to the provisions above, such Class T2 share (including the associated Class T2 shares issued pursuant to the DRIP) will convert into a number of Class I shares (including any fractional shares) with an equivalent of NAV as such share. Stockholders will receive notice that their Class T2 shares have been converted into Class I shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent, notification from the transfer agent or notification through the next account statement following conversion. We currently expect that any such conversion will be on a one-for-one basis, as we expect the net asset value per share of each Class T2 share and Class I share to be the same.
With respect to Class T shares sold in the primary portion of our initial public offering and the Follow-On Offering prior to ____, 2017, the distribution and servicing fee payable in connection with Class T shares will continue to accrue and be paid out of amounts that are otherwise available for distribution to Class T stockholders in an amount equal to 1/365th of up to 1.0% of the most recent estimated NAV per Class T share on a continuous basis from year to year. The dealer manager will reallow all of the distribution and servicing fees with respect to Class T shares sold in this Offering to participating broker-dealers; provided, however, effective June 1, 2017 and through the date we ceased offering Class T shares in our Follow-On Offering, a participating broker-dealer may give written notice to the dealer manager that it waives all or a portion of the reallowance of the distribution and servicing fee, which waiver shall be irrevocable and will not retroactively apply to Class T shares that were previously sold through such participating broker-dealer.
We will cease paying the distribution and servicing fee to the dealer manager on the earliest to occur of: (i) a listing of the Class T shares on a national securities exchange, (ii) following the completion of this Offering, total underwriting compensation in this Offering equaling 10.0% of the gross proceeds from this Offering less the total amount of distribution and servicing fees waived by participating broker-dealers in this Offering, (iii) such Class T shares no longer being outstanding, (iv) December 31, 2021, which is the fourth anniversary of the last day of the fiscal quarter in which our primary offering of our initial public offering terminated and (v) the date on which the holder of such Class T share or its agent notifies us or our agent that he or she is represented by a new participating broker-dealer; provided that we will continue paying the Class T distribution and servicing fee, which shall be re-allowed to the new participating broker-dealer, if the new participating broker-dealer enters into a participating broker-dealer agreement with our dealer manager or otherwise agrees to provide the services set forth in the dealer manager agreement. We cannot predict when this will occur.
The distribution and servicing fee paid in respect of Class T shares sold in the primary portion of our initial public offering or Follow-On Offering is allocated to the Class T shares as a class cost, and, therefore, these fees will impact the amount of distributions payable on all Class T shares, including those issued in this Offering. We deduct the distribution and servicing fee from amounts that would otherwise be available for distribution to Class T stockholders on a class basis. We will continue to deduct the full amount of the distribution and servicing fee that we would have paid to the dealer manager (which the dealer manager would have reallowed to a participating broker-dealer) from amounts otherwise available for distribution to all Class T stockholders if we cease paying the distribution and servicing fee to the dealer manager because (i) a participating broker-dealer waives its right to receive reallowance of all of the distribution and servicing fees payable with respect to a Class T share or (ii) a Class T stockholder is represented by a new participating broker-dealer that does not enter into a participating broker-dealer agreement with our dealer manager or does not otherwise agree to provide the services set forth in the dealer manager agreement.
Therefore, distributions on Class T shares and Class T2 shares may be lower than distributions on Class A shares and Class I shares while the distribution and servicing fee is payable with respect to all Class T shares or an individual stockholder’s Class T2 share, as applicable. In addition, as a result of the allocation of the distribution and servicing fee to the Class T shares and Class T2 shares, the Class T shares and Class T2 shares could have a lower NAV per share than Class A shares and Class I shares if distributions on the Class T shares and Class T2 shares are not adjusted to take account of such fee. See “Description of Securities” and “Plan of Distribution” for a discussion of the differences between our classes of shares.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A shares, Class I shares, Class T shares and Class T2 shares ratably in proportion to their respective NAV for each class until the NAV for each class has been paid. The Estimated Per Share NAV will be calculated on a company-wide basis, with any adjustments to Class A shares, Class I shares, Class T shares or Class T2 shares made subsequent to such company-wide calculation. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.
Distribution Reinvestment Plan
This prospectus describes the DRIP, which is designed to offer our existing stockholders a convenient method for purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. Regardless of your participation in our DRIP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in our DRIP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability.
Use of Proceeds
The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate and real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share repurchase program. We cannot predict with any certainty how much DRIP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.
Incorporation by Reference
This prospectus incorporates by reference several documents previously filed with the Securities and Exchange Commission, or the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2016, our 2017 proxy statement (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016), our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”
RISK FACTORS
You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our most recent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information in this prospectus contains forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our business and industry. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would,” “could,” “should” and variations of these words and similar expressions. Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as any similar statements contained in future Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K, which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.
Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.
SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN
Purpose of the Distribution Reinvestment Plan
The DRIP is designed generally to offer our existing stockholders a convenient method of purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. We will use the proceeds received from sales of the shares for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share repurchase program.
How to Enroll in the Distribution Reinvestment Plan
You can participate in the DRIP if you currently own shares of our common stock and such shares are registered in your name. If you have shares registered in the name of someone else (for example, with a bank, broker or trustee), to enroll in the DRIP, you will need to arrange for that entity to transfer ownership of the shares to you.
Eligible persons may elect to participate in the DRIP by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator. Forms may be obtained at any time by calling (888) 292-3178. Participation in the DRIP will commence with the next distribution payable after receipt of your election to participate, provided it is received at least 10 days prior to the last day of the fiscal quarter, month or other period to which such distribution relates. If you are already enrolled in the DRIP, no action is required.
You will remain a participant of the DRIP until you deliver to our plan administrator written notice of your desire to terminate your participation (described more fully below under the heading “Terminating Participation in the Distribution Reinvestment Plan”).
We reserve the right to prohibit qualified retirement plans and other “benefit plan investors” (as defined in ERISA) from participating in the DRIP if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans.
Each stockholder electing to participate in the DRIP agrees that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or subscription agreement relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact.
Terminating Participation in the Distribution Reinvestment Plan
Subscribers should note that affirmative action in the form of written notice to the reinvestment agent, which currently is us, must be taken to withdraw from participation in the DRIP. A withdrawal from participation in the DRIP will be effective with respect to distributions for a monthly distribution period only if written notice of termination is received at least 10 days prior to the end of such distribution period. In addition, a transfer of shares prior to the date our shares are listed for trading on a national securities exchange, which we have no intent to do at this time and which may never occur, will terminate participation in the DRIP with respect to such transferred shares as of the first day of the distribution period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the DRIP and affirmatively elects to participate in the plan by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.
Offers and sales of shares pursuant to the DRIP must be registered in every state in which such offers and sales are made. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the DRIP in any states in which our registration is not renewed or extended.
Source and Purchase Price of the Shares
There is no public trading market for the shares of our common stock, and there can be no assurance that a market will develop in the future. The purchase prices per share under our DRIP will be $9.18 per Class A share, $9.18 per Class I share, $9.18 per Class T share and $9.18 per Class T2 share,which are equal to our most recent Estimated Per Share NAV of each of our Class A shares, Class I shares and Class T Shares approved by our board of directors on September 28, 2017. In the event we update our Estimated Per Share NAV, we expect to adjust the prices per share accordingly. No selling commissions, dealer manager fees or distribution and servicing fees will be paid on shares sold under the DRIP.
When Shares Will Be Purchased

Shares will be purchased for you under the DRIP promptly following the payment date for the distribution used to purchase the shares to the extent shares are available for purchase under the DRIP. If sufficient shares are not available to issue under the DRIP, the reinvestment agent will remit excess cash distributions to the respective DRIP participant. We intend to pay distributions monthly.
Participants generally are required to have the full amount of their cash distributions with respect to all shares owned by them reinvested pursuant to the DRIP. If you choose to participate in the DRIP, the reinvestment agent will receive all cash distributions on the shares registered in your name and will apply such distributions to purchase additional shares of the same class for you directly from us. However, the reinvestment agent has the sole discretion, upon the request of a DRIP participant, to accommodate such participant’s request for less than all of its securities to be subject to participation in the DRIP.
Cost of Participating in the Distribution Reinvestment Plan
You will not incur any brokerage commissions, dealer manager fees or service charges when purchasing shares under the DRIP. All costs of administration of the DRIP will be borne by us.
Reports to Participants
Within 90 days after the end of each calendar year, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions received, the number of shares purchased, the purchase price for such shares and the total shares purchased on behalf of the participant during the prior year pursuant to the DRIP.
Excluded Distributions
Our board of directors may designate that certain cash or other distributions attributable to net sales proceeds will be excluded from distributions that may be reinvested in shares under the DRIP, or Excluded Distributions. Accordingly, if proceeds attributable to a potential sale transaction are distributed to stockholders as an Excluded Distribution, such amounts may not be reinvested in our shares pursuant to our DRIP. The determination of whether all or part of a distribution will be deemed to be an Excluded Distribution is separate and unrelated to our requirement to distribute 90% of our taxable REIT income. In its initial determination of whether to make a distribution and the amount of the distribution, our board of directors will consider, among other factors, our cash position and our distribution requirements as a REIT. Once our board of directors determines to make the distribution, it will then consider whether all or part of the distribution will be deemed to be an Excluded Distribution. In that event, the amount distributed to participants in our DRIP will be reinvested in additional shares of our common stock. If all or a portion of the distribution is deemed to be an Excluded Distribution, the distribution will be made to all stockholders, however, the excluded portion will not be reinvested. As a result, we would not be able to use any of the Excluded Distribution to assist in meeting future distributions and the stockholders would not be able to use the distribution to purchase additional shares of our common stock through our DRIP. We currently do not have any planned Excluded Distributions, which will only be made, if at all, in addition to, not in lieu of, regular distributions.
Federal Income Tax Considerations
Stockholders who participate in the DRIP will recognize dividend income, taxable to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), in the amount and as though they had received the cash rather than purchased shares through the DRIP, unless we have designated all or a portion of the dividend as a capital gain dividend. These deemed dividends will be treated as actual dividends and will retain the character and tax effects applicable to all dividends. To the extent you purchase shares through our DRIP at a discount to their fair market value, you will be treated for U.S. federal income tax purposes as receiving an additional distribution equal to the amount of the discount. Shares received under the DRIP will have a holding period, for tax purposes, beginning with the day after purchase, and a tax basis equal to their cost, which is the gross amount of the deemed distribution.
Book-Entry Evidence for Shares Acquired Under the Distribution Reinvestment Plan
All shares that you purchase through the DRIP are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the DRIP will be shown on your regular statement of account.
Selling Shares Acquired Under the Distribution Reinvestment Plan
You may sell the shares purchased through the DRIP, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. However, there is currently no liquid market for our shares, and we do not expect one to develop. Consequently, there may not be a readily available buyer for your shares.
Amendment, Suspension and Termination
We reserve the right to amend any aspect of our DRIP with 10 days’ notice to participants. The reinvestment agent, which currently is us, also reserves the right to terminate a participant’s individual participation in the DRIP, and we reserve the right to suspend or terminate our DRIP itself in our sole discretion at any time, by sending 10 days’ prior written notice of suspension or termination to the suspended or terminated participant or, upon termination of the DRIP, to all participants.
Voting Rights of Shares Acquired Under the Distribution Reinvestment Plan
Shares in your DRIP account will be voted as you direct. As a stockholder, you will receive proxy information in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRIP account. You may also vote your shares, including those credited to your DRIP account, in person at any annual or special meeting of stockholders.
Our Liability Under the Distribution Reinvestment Plan
Neither our company nor the DRIP’s administrator has any responsibility or liability as to the value of the shares or any change in the value of the shares acquired for each participant’s account, and neither the company nor the plan’s administrator will be liable for any act done in good faith, or for any good faith omission to act. In addition, our charter provides that we will generally indemnify and hold harmless a director, an officer, or our advisor or any affiliate of our advisor acting as our agent and their respective officers, directors, managers and employees against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.
We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.
The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.
The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (Securities Act), is against public policy and unenforceable. Indemnification of our directors, our officers, our advisor or affiliates of our advisor will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.
YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DISTRIBUTION REINVESTMENT PLAN.
Governing Law
The DRIP and the DRIP’s participants’ election to participate in the plan will be governed by the laws of the State of Maryland.
Contact for Documents Regarding the Distribution Reinvestment Plan
All requests for forms regarding the DRIP and documents incorporated by reference into this prospectus should be sent to:
DST Systems, Inc.
P.O. Box 219312
Kansas City, MO 64121-9312
888-292-3178

USE OF PROCEEDS
The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate and real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share repurchase program. We cannot predict with any certainty how much DRIP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.
We will pay actual expenses incurred in connection with the registration and offering of the DRIP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering costs, in our sole discretion. These offering costs are currently estimated to be approximately $549,950 (or less than 1% of the maximum DRIP proceeds).
PLAN OF DISTRIBUTION
We are offering a maximum of 10,893,246 shares in any combination of Class A shares, Class I shares, Class T shares and Class T2 shares to our current stockholders through the DRIP. The purchase price per share under our DRIP will be $9.18 per Class A share, $9.18 per Class I share, $9.18 per Class T share and $9.18 per Class T2 share, which are equal to our most recent Estimated Per Share NAV of each of our Class A shares, Class I shares and Class T shares approved by our board of directors on September 28, 2017. In the event we update our Estimated Per Share NAV, we expect to adjust the prices per share accordingly. We have no basis for estimating the number of shares that will be sold.
We will not engage any person to participate in or facilitate the distribution of shares under the DRIP, and we will not pay any selling commissions, dealer manager fees, distribution and servicing fees or any other remuneration in connection with the sale of shares pursuant to the DRIP.
LEGAL MATTERS
Venable LLP, Baltimore, Maryland, has passed upon the legality of the common stock offered hereby.
EXPERTS
The consolidated financial statements and schedule of Carter Validus Mission Critical REIT II, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein from Carter Validus Mission Critical REIT II, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The historical summary of gross income and direct operating expenses of the 250 Williams Data Center for the year ended December 31, 2016 have been incorporated by reference herein from Carter Validus Mission Critical REIT II, Inc.'s Form 8-K/A filed with the SEC on August 31, 2017 and audited by Frazier & Deeter, LLC, independent auditors, in reliance upon their report incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The audit report related to the historical summary of gross income and direct operating expenses refers to the fact that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of revenues and expenses.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the DRIP is terminated comprise the incorporated documents:

(a)	The description of our shares contained in our Registration Statement on Form S-11 (Registration No. 333-191706) filed with the SEC on October 11, 2013, as amended;

(b)	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017;

(c)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 12, 2017, August 10, 2017 and November 9, 2017, respectively.

(d)
Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 18, 2017, February 10, 2017, March 6, 2017, March 23, 2017, April 4, 2017, May 5, 2017, May 15, 2017, May 17, 2017, May 30, 2017, June 6, 2017, June

21, 2017, June 22, 2017, July 5, 2017, July 17, 2017, July 21, 2017, August 7, 2017, August 18, 2017, August 22, 2017, August 29, 2017, August 31, 2017, September 15, 2017, September 22, 2017, September 28, 2017, October 3, 2017, October 10, 2017 and November 7, 2017.
It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to Investor Relations at 4890 West Kennedy Blvd., Suite 650, Tampa, Florida 33609, or by calling (888) 292-3178.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information requirements of the Exchange Act. Therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy reports, proxy statements and other documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the Registration Statement on Form S-3 filed with the SEC, as amended, and exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Six Months Ended June 30, 2017
(in thousands, except share data and per share amounts)
(Unaudited)

	Six Months Ended June 30, 2017 (a)	Pro Forma Adjustments Acquisition of 250 Williams Atlanta Data Center		Pro Forma Total Six Months Ended June 30, 2017
Revenue:
Rental and parking revenue	$43,366	$10,088	(b)	$53,454
Tenant reimbursement revenue	8,258	1,812	(b)	10,070
Total revenue	51,624	11,900		63,524
Expenses:
Rental and parking expenses	10,226	4,905	(b)	15,131
General and administrative expenses	2,137	—		2,137
Asset management fees	4,357	567	(c)	4,924
Depreciation and amortization	16,635	4,983	(d)	21,618
Total expenses	33,355	10,455		43,810
Income from operations	18,269	1,445		19,714
Interest expense, net	8,837	2,432	(e)	11,269
Net income (loss) attributable to common stockholders	$9,432	$(987)		$8,445
Other comprehensive income:
Unrealized income on interest rate swaps, net	$62	$—		$62
Other comprehensive income attributable to common stockholders	62	—		62
Comprehensive income (loss) attributable to common stockholders	$9,494	$(987)		$8,507
Weighted average number of common shares outstanding:
Basic	90,721,343	—		90,721,343
Diluted	90,737,075	—		90,737,075
Net income per common share attributable to common stockholders:
Basic	$0.10			$0.09
Diluted	$0.10			$0.09

(a)
Historical financial information is derived from the unaudited condensed consolidated statement of comprehensive income included in the Company's quarterly report on Form 10-Q for the six months ended June 30, 2017.

(b)
Represents pro forma results of the Property, assuming the acquisition had occurred on January 1, 2016. The Property was purchased on June 15, 2017. Amortization of above-market leases and below-market leases of approximately $734,000 is included in the pro forma adjustments for rental and parking revenue. Above-market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. Below-market leases are amortized as an adjustment of rental income over the remaining terms of the respective leases, including any fixed rate bargain renewal periods.

(c)
Represents the estimated asset management fee payable to Carter Validus Advisors II, LLC on a monthly basis equal to 0.0625% of the aggregate asset value as of the last day of the immediately preceding month.

(d)
Represents the estimated depreciation and amortization of real estate assets and intangible lease assets had the property been acquired on January 1, 2016. Real estate assets, other than land, are depreciated on a straight-line basis over their estimated useful lives.

Buildings and improvements	15 - 40 years
Identified intangible assets	Remaining term of related lease

(e)
Includes interest expense on the Property's note payable of $116,200,000 at an interest rate of 3.99% per annum, amortization of the deferred financing costs related to the note payable and interest expense on the proceeds from the secured credit facility, assuming the acquisition had occurred on January 1, 2016.

Carter Validus Mission Critical REIT II, Inc.
Prospectus
Distribution Reinvestment Plan
10,893,246 Shares of Class A, Class I, Class T and Class T2 Common Stock

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.
December 6, 2017

APPENDIX A
FOURTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
Effective as of December 6, 2017
Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “Company”), has adopted this Fourth Amended and Restated Distribution Reinvestment Plan (the “Plan”), to be administered by the Company, SC Distributors, LLC (the “Dealer Manager”) or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.
1. Election to Participate.    Any purchaser of shares of common stock of the Company, par value $0.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan, and subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or its affiliates (an “Affiliated Program”), may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares or shares of stock or shares of limited partnership interest of an Affiliated Program (collectively “Securities”) owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.
2. Distribution Reinvestment.    The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company or an Affiliated Participant with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the board of directors of the Company or the board or general partner of an Affiliated Program, as applicable.
3. General Terms of Plan Investments.
(a) Except as otherwise set forth in the Company’s prospectus, during the time that the Company’s initial public offering, or any follow-on offering, is effective, the purchase price per Class A Share, Class I Share, Class T Share and Class T2 Share will be equal to the most recent Estimated Per Share NAV of each respective class, as determined by the Company’s board of directors; provided, however, that until the Company determines an Estimated Per Share NAV for Class T2 Shares, the purchase price per Class T2 Share shall be $9.18 per share. The purchase price per Class A Share, Class I Share, Class T Share and/or Class T2 Share may be amended from time to time by the Company’s board of directors based upon changes in the Company’s Estimated Per Share NAV and other factors that the Company’s board of directors deems relevant. No advance notice of pricing pursuant to this Paragraph 3(a) shall be required other than to the extent the issue is a material event requiring the public filing of a Current Report on Form 8-K.
(b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.
(c) Dealer Manager fees will not be paid for the Shares purchased pursuant to the Plan.
(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.
(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. Distributions on Class A Shares will be reinvested in Class A Shares, Distributions on Class I Shares will be reinvested in Class I Shares, Distributions on Class T Shares will be reinvested in Class T Shares and Distributions on Class T2 Shares will be reinvested in Class T2 Shares. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.
(f) Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of Company or its transfer agent.

(g) A Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit or to violate other Share ownership restrictions imposed by the Company’s Charter. For purposes of this Plan, “Ownership Limit” shall mean the prohibition on beneficial ownership of not more than 9.8% in value of the aggregate of the outstanding shares of stock of the Company and not more than 9.8% (in number of shares or value, whichever is more restrictive) of the outstanding shares of common stock of the Company.
4. Absence of Liability. The Company, SC Distributors, LLC and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. The Company, SC Distributors, LLC and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.
5. Suitability. Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.
6. Reports to Participants. Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the company or the Administrator at least annually.
7. Taxes. Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.
8. Reinvestment in Subsequent Programs.
(a) After the termination of the Company’s initial public offering of Shares pursuant to the Company’s prospectus dated (the “Initial Offering”), the Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant (other than Alabama, New Jersey, North Carolina, Ohio and Washington investors) notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or an Affiliated Program (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:
(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;
(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);
(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;
(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and
(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.
(b) The Company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through this Plan, if the following conditions are satisfied:
(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;
(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act;
(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and
(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.
9. Termination.
(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.
(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.
10. State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.
11. Amendment to or Suspension or Termination of the Plan.
(a) The terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.
(b) The Administrator may suspend or terminate a Participant’s individual participation in the Plan and the Company may suspend or terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.
(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.
12. Participation by Limited Partners of Carter Validus Operating Partnership II, LP. For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Carter Validus Operating Partnership II, LP (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.
13. Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.
14. Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.
15. Certificates. The ownership of the Shares will be in book-entry form prior to the issuance of certificates. The Company will not issue share certificates unless authorized by the board of directors of the Company.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses to be paid in connection with the sale of common stock being registered by the Registrant, all of which will be paid by the Registrant. All amounts are estimates and assume the sale of 10,893,246 shares in any combination of Class A shares, Class I shares, Class T shares and Class T2 shares except the registration fee.

SEC Registration Fee	$12,450
Printing and Postage Expenses	325,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	125,000
Blue Sky Fees and Expenses	37,500
Total expenses	$549,950
Item 15. Indemnification of Directors and Officers
The Maryland General Corporation Law, as amended (MGCL), permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law, provided that certain conditions are met, and subject to the NASAA REIT Guidelines.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
Our charter provides that we shall indemnify and hold harmless a director, officer, advisor or affiliate of our advisor against any and all losses or liabilities reasonably incurred by such director, officer, advisor or affiliate of our advisor in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity. We may, with the approval of our board of directors or any duly authorized committee thereof, provide such indemnification to our employees and agents, subject to the limitations of Maryland law and the NASAA REIT Guidelines.
However, under our charter, we shall not indemnify the directors, our advisor or any affiliate of our advisor for any liability or loss suffered by the directors, our advisor or affiliates of our advisor, nor shall we provide that the directors, our advisor or affiliates of our advisor be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the directors, our advisor or its affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the directors, our advisor or its affiliates were acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the non-independent directors, our advisor or its affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders. Notwithstanding the foregoing, the directors, our advisor or its affiliates and any persons acting as a broker-dealer shall not be indemnified by us for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.
Our charter provides that the advancement of funds to our directors, our advisor or affiliates of our advisor for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, our advisor or affiliates of our advisor undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, advisor or affiliates of our advisor are found not to be entitled to indemnification; and (iv) the directors, our advisor or affiliates of our advisor provide us with written affirmation of their good faith belief that the standard of conduct necessary for indemnification has been met.
We also have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.
On September 30, 2016, we entered into an indemnification agreement with each of our current directors and executive officers, each referred to herein as an Indemnitee. Each indemnification agreement obligates us to indemnify the respective Indemnitee to the maximum extent permitted by Maryland law against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the Indemnitee or on his or her respective behalf in connection with a proceeding. Each Indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law, as set forth in each indemnification agreement, exists. In addition, each indemnification agreement requires us to advance reasonable expenses incurred by or on behalf of the respective Indemnitee within ten days of our receipt of a statement from the Indemnitee requesting the advance. Each indemnification agreement also provides for procedures for the determination of entitlement to indemnification.
Item 16. Exhibits
The list of exhibits filed as part of this registration statement on Form S-3 is submitted in the Exhibit Index following the signature page.
Item 17. Undertakings
(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

EXHIBIT INDEX

Exhibit No.	Description
1.1
Amended and Restated Dealer Manager Agreement, by and between Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC, and SC Distributors, LLC, dated June 10, 2014 (included as Exhibit 1.1 to Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-11 (File No. 333-191706) filed on June 12, 2014, and incorporated herein by reference).

1.2
Form of Participating Broker-Dealer Agreement by and between SC Distributors, LLC and the Participating Broker-Dealers (included as Exhibit 1.2 to Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-11 (File No. 333-191706) filed on June 12, 2014, and incorporated herein by reference).

1.3
First Amendment to the Amended and Restated Dealer Manager Agreement, by and between Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC and SC Distributors, LLC, dated October 9, 2015 (included as Exhibit 1.3 to Post-Effective Amendment No. 6 to the Registrant’s Registration Statement on Form S-ll (File No. 333-191706) filed on October 13, 2015, and incorporated herein by reference).

1.4
Second Amendment to the Amended and Restated Dealer Manager Agreement, by and between Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC and SC Distributors, LLC, dated December 29, 2015 (included as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 30, 2015 and incorporated herein by reference).

1.5
Third Amendment to the Amended and Restated Dealer Manager Agreement, by and among Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC and SC Distributors, LLC, dated September 30, 2016 (included as Exhibit 1.5 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on September 30, 2016 and incorporated herein by reference).

1.6
Fourth Amendment to the Amended and Restated Dealer Manager Agreement, by and among Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC and SC Distributors, LLC, dated October 17, 2016 (included as Exhibit 1.6 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on October 18, 2016 and incorporated herein by reference).

1.7
Fifth Amendment to Amended and Restated Dealer Manager Agreement, by and among Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC and SC Distributors, LLC, dated February 9, 2017 (included as Exhibit 1.1 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed February 10, 2017, and incorporated herein by reference).

1.8
Sixth Amendment to Amended and Restated Dealer Manager Agreement, by and among Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC and SC Distributors, LLC, dated May 26, 2017 (included as Exhibit 1.1 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on May 30, 2017 and incorporated herein by reference).

1.9
Seventh Amendment to Amended and Restated Dealer Manager Agreement, by and among Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC and SC Distributors, LLC (included as Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q (File No. 000-55435) filed on November 9, 2017, and incorporated herein by reference).

1.10*	Form of Eighth Amendment to Amended and Restated Dealer Manager Agreement, by and among Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC and SC Distributors, LLC.
3.1
Second Articles of Amendment and Restatement of Carter Validus Mission Critical REIT II, Inc. (included as Exhibit 3.1 to Post-Effective Amendment to the Registrant's Registration Statement on Form S-11 (File No. 333-191706) filed on June 12, 2014, and incorporated herein by reference).

3.2
Amended and Restated Bylaws of Carter Validus Mission Critical REIT II, Inc. (included as Exhibit 3.2 to Pre-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-11 (File No. 333-191706) filed on May 9, 2014, incorporated herein by reference).

3.3
Articles Supplementary of Carter Validus Mission Critical REIT II, Inc. (included as Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on January 18, 2017, and incorporated herein by reference).

3.4
Articles Supplementary of Carter Validus Mission Critical REIT II, Inc. (included as Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on June 6, 2017, and incorporated herein by reference).

3.5
Articles of Amendment of Carter Validus Mission Critical REIT II, Inc. (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K (file No. 000-55435) filed on August 22, 2017, and incorporated herein by reference).

10.1
Amended and Restated Agreement of Limited Partnership of Carter Validus Operating Partnership II, LP, dated June 10, 2014 (included as Exhibit 10.4 to Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-11 (File No. 333-191706) filed on June 12, 2014, and incorporated herein by reference).

10.2
First Amendment to the Amended and Restated Agreement of Limited Partnership of Carter Validus Operating Partnership II, LP, dated December 28, 2015 (included as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on December 30, 2015, and incorporated herein by reference).

10.3
Second Amendment to the Amended and Restated Agreement of Limited Partnership of Carter Validus Operating Partnership II, LP (included as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-55435) filed on February 10, 2017, and incorporated herein by reference).

10.4*	Form of Third Amendment to the Amended and Restated Agreement of Limited Partnership of Carter Validus Operating Partnership II, LP.
4.1*	Distribution Reinvestment Plan (included as Appendix A to the prospectus)
5.1*	Opinion of Venable LLP as to legality of securities
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.3
Consent of Frazier & Deeter, LLP, Independent Registered Public Accounting Firm (included as Exhibit 23.3 to the Registrant's Registration Statement on Form S-3 (File No. 333-220940), filed on October 13, 2017, and incorporated herein by reference).

24.1	Power of Attorney (included on the signature page to the Registrant's Registration Statement on Form S-3 (File No. 333-220940) filed on October 13, 2017, and incorporated herein by reference).

*	Included herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, this 6th day of December, 2017.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

By:	/s/ JOHN E. CARTER
John E. Carter
Chief Executive Officer and Chairman of the Board of Directors
Pursuant to the requirements of the Securities Act, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

	Signature	Title	Date

	/s/ JOHN E. CARTER	Chief Executive Officer and	December 6, 2017
	John E. Carter	Chairman of the Board of Directors
(Principal Executive Officer)

	/s/ *	Director	December 6, 2017
Robert M. Winslow

	/s/ *	Independent Director	December 6, 2017
Jonathan Kuchin

	/s/ *	Independent Director	December 6, 2017
Randall Greene

	/s/ *	Independent Director	December 6, 2017
Ronald Rayevich

	/s/ TODD M. SAKOW	Chief Financial Officer and Treasurer	December 6, 2017
	Todd M. Sakow	(Principal Accounting Officer and
Principal Financial Officer)

*By:	/s/ JOHN E. CARTER		December 6, 2017
John E. Carter
Attorney-in-fact